                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Interactive Entertainment Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           R. R. Donnelley Financial
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                        LETTER FROM THE PRESIDENT & CEO

  As we enter the second quarter of 1998, prospects look encouraging as we approach the conclusion of a three-year development cycle, having successfully tested our Sky Games inflight gaming system prior to launch on the world's premier international air carrier, Singapore Airlines, with the goal of eventually equipping their long-haul fleet of wide-body aircraft.

  Strategically, IEL is well positioned to take advantage of the anticipated growth in air travel and the introduction of a new generation of aircraft over the next few years, as well as a desire by the world's leading commercial air carriers to maintain their competitive position and offer service differentiation, such as inflight entertainment and more specifically gaming, which is a potential revenue source.

  January of 1998 marked our acquisition of Inflight Interactive Ltd. in London, UK, which allows us further entry into untapped airline markets by offering a library of PC-based games of skill and amusement, now marketed as Sky Play and in service with six airlines worldwide. This provides us with the opportunity for market entry and recognition of the IEL brand, even with commercial air carriers who are not initially implementing gaming due to computer hardware limitations but who are potential customers in the future as they upgrade their IFE systems.

  On the technology front, we have progressed to the point of adapting interfaces for all the major hardware systems available to the airlines today, including Matsushita, Rockwell, Sony Trans Com and B/E Aerospace. In addition, we have developed the first gaming application for integration with the entertainment package offered in the cabins of a major cruise line and have successfully completed a trial towards acceptance of our product in their environment.

  Our marketing efforts continue worldwide with our primary thrust still on those international airlines who have already committed to the new generation of interactive IFE hardware upon which our system is dependent. Despite the recent economic downturn in Asia, we can actually look on this positively in that, if we are able to demonstrate real revenue potential to those carriers now faced with declining load factors, they may look at the implementation of inflight gaming.

  The Company continues to be operated as a financially well-managed, lean operation, with the emphasis being on quality rather than quantity of personnel, and with a sharp awareness of the economies of a small start-up venture.

  I remain at the respectful service of the Company, Board of Directors and Shareholders. I am available at any time to meet with the Shareholders and I am thankful for your continued support.

                                          /s/ Gordon Stevenson
                                          Gordon Stevenson

                       INTERACTIVE ENTERTAINMENT LIMITED
                        845 CROSSOVER LANE, SUITE D-215
                           MEMPHIS, TENNESSEE 38117

                                                                  April 7, 1998

To Our Shareholders:

  You are cordially invited to attend the 1998 Annual General Meeting of Shareholders of Interactive Entertainment Limited, a Bermuda exempted company (the "Company"), which will be held at 9:00 a.m., central standard time, on May 14, 1998, at the Company's offices located at 845 Crossover Lane, Suite D-215, Memphis, Tennessee (the "Annual General Meeting").

  At the Annual General Meeting, shareholders will vote (i) to elect seven persons to the Board of Directors; (ii) to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants; (iii) to receive and consider the report of the Board of Directors to the shareholders and the financial statements of the Company together with the auditor's report thereon for the financial year ended December 31, 1997; and (iv) to transact such other business as may properly come before the Annual General Meeting. Further information concerning the meeting and the nominees for directors can be found in the accompanying Notice and Proxy Statement.

  I hope that you can attend the Annual General Meeting and assist the Board of Directors by voting for the election of directors, and the ratification of the appointment of the auditors. Whether or not you plan to attend the Annual General Meeting, please be sure to date, sign and return the proxy card in the enclosed, postage-paid envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes.

  If you attend the meeting, you may vote in person, even if you have previously submitted a proxy card.

                                          Sincerely,
                                          /s/ Laurence S. Geller
                                          Laurence S. Geller
                                          Chairman of the Board

                       INTERACTIVE ENTERTAINMENT LIMITED
                        845 CROSSOVER LANE, SUITE D-215
                           MEMPHIS, TENNESSEE 38117

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 14, 1998

  NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders ("Annual General Meeting") of INTERACTIVE ENTERTAINMENT LIMITED, a Bermuda exempted company (the "Company"), will be held at the Company's offices located at 845 Crossover Lane, Suite D-215, Memphis, Tennessee on MAY 14, 1998, at the hour of 9:00 O'CLOCK in the morning, central standard time, for the following purposes:

  1. to elect seven persons to the Board of Directors;

  2. to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants;

  3. to receive and consider the report of the Board of Directors to the shareholders and the financial statements of the Company together with the auditor's report thereon for the financial year ended December 31, 1997; and

  4. to transact such other business as may properly come before the Annual General Meeting.

  The foregoing matters are described more fully in the accompanying Proxy Statement. While this Notice and Proxy Statement and the enclosed form of proxy are being sent only to shareholders of record and beneficial owners of whom the Company is aware as of April 2, 1998, all shareholders of the Company of record on the date of the meeting are entitled to attend and to vote at the Annual General Meeting. The Company's Form 10-K Annual Report for the year ended December 31, 1997, including audited financial statements, is included with this mailing of the Proxy Statement and this Notice.

  We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important--as is the vote of every shareholder--and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

  Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement, and the giving of your proxy will not affect your right to vote in person if you attend the Annual General Meeting.

                                          By Order of the Board of Directors

                                          /s/ David Lamm
                                          David Lamm
                                          Secretary

DATED: April 7, 1998.

                       INTERACTIVE ENTERTAINMENT LIMITED
                        845 CROSSOVER LANE, SUITE D-215
                               MEMPHIS, TN 38117

                                PROXY STATEMENT

                FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                 MAY 14, 1998

  This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of INTERACTIVE ENTERTAINMENT LIMITED, a Bermuda exempted company ("the Company" or "IEL"), for use at the annual general meeting of the Company to be held at the Company's offices located at 845 Crossover Lane, Suite D-215, Memphis, Tennessee on May 14, 1998 at 9:00 o'clock in the morning, central standard time, and at any adjournments or postponements thereof (the "Annual General Meeting"). Unless the context otherwise requires, references to the Company include IEL and its subsidiaries. The proxy is revocable by (i) filing a written revocation with the Secretary of the Company prior to the voting of such proxy, (ii) giving a later dated proxy, or (iii) attending the Annual General Meeting and voting in person. Shares represented by all properly executed proxies received prior to the Annual General Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted (i) FOR the election of the nominees for directors approved by the Board; (ii) FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants; and (iii) if any other matters properly come before the Annual General Meeting, in accordance with the best judgement of persons designated as proxies.

  The Board has established April 2, 1998 as the date used to determine those record holders and beneficial owners of Common Stock to whom notice of the Annual General Meeting will be sent (the "Record Date"). However, under Bermuda law, regardless of whether this Notice and Proxy Statement were received, all of the shareholders of record of the Company are entitled to be present and vote at the Annual General Meeting. On the Record Date, there were 20,181,196 shares of common stock, par value U.S. $.01 per share, (the "Common Stock") outstanding. The holders of the Common Stock are entitled to one vote for each share of Common Stock held. All matters presented at the Annual General Meeting require approval by a simple majority of votes cast at the meeting. The presence, in person or by proxy, at the Annual General Meeting of at least two shareholders entitled to vote is necessary to constitute a quorum at the Annual General Meeting. This Notice, Proxy Statement and enclosed form of proxy are first being mailed on or about April 7, 1998.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

  In accordance with the Company's Bye-Laws, seven directors are to be elected at this Annual General Meeting. The Board recommends the election to the Board of the seven nominees whose names appear below. Directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are nominated and elected. All of the nominees are presently directors of the Company. In the absence of instructions to the contrary, the enclosed proxy will be voted FOR the nominees herein listed.

  Pursuant to the Bye-Laws of the Company, the Board is comprised of 10 members. Three directors are to be appointed by Harrah's Interactive Investment Company, a Nevada Corporation, ("HIIC", and together with its affiliates, the "HIIC Entities"), pursuant to Bye-Law 54B which provides that during such time as the HIIC Entities own 10% or more of the outstanding voting securities, or their equivalents, of the Company, on a fully-diluted basis, the HIIC Entities will have the ability to appoint a percentage of directors (rounded to the nearest 10%) which has the same proportion to the size of the entire Board as the number of such voting securities held by the HIIC Entities bears to the total number of such securities, on a fully-diluted basis. The HIIC Entities will also be entitled to such proportionate representation on the Executive, Compensation and Audit Committees of the Board. On the Record Date, the HIIC Entities owned 6,886,915 of the outstanding voting securities, or their equivalents, of the Company. The directors appointed by the HIIC Entities are in addition to the seven members of the Board to be elected at the Annual General Meeting. The directors appointed by the HIIC Entities currently serving on the Board are listed below.

  CHARLES L. ATWOOD, age 49, has been a director of the Company since June 17, 1997. Mr. Atwood is Vice President and Treasurer of Harrah's Entertainment, Inc., which position he has held since 1996. From 1992 to 1996, Mr. Atwood was Corporate Director of Finance and Investor Relations at Harrah's Entertainment, Inc. Since 1979, Mr. Atwood has held various positions at Harrah's Entertainment, Inc. or its predecessors.

  JOHN M. BOUSHY, age 43, has been a director of the Company since June 17, 1997. He also served as a director of the Company's operating subsidiary from December 1994 until June 17, 1997. Mr. Boushy served as President of the Company's operating subsidiary from December, 1994 until November 1996. Mr. Boushy is Senior Vice President for Information Technology and Marketing Services, for Harrah's Entertainment, Inc., where he has been employed since 1979.

  JUDY WORMSER, age 42, has been a director of IEL since October 17, 1997. Ms. Wormser has been Vice-President and Corporate Controller of Harrah's Entertainment, Inc. since July, 1997. She joined Holiday Corporation in 1984 and has held various positions in finance, accounting and administration in Memphis and Reno as the company transitioned to Promus Companies and then to Harrah's Entertainment.

  With respect to the nominees for the seven members of the Board to be elected by the shareholders of the Company at the Annual General Meeting, the following sets forth the name of each nominee and, for each, the period during which the nominee has served as a director, information relating to the nominee's age, principal occupation and business experience during the past five years, any other directorships held by the nominee in publicly held companies and certain other information. Information with respect to the ages of directors is as of April 2, 1998, and information as to their ownership of shares of Common Stock as of that date is provided under the caption "Security Ownership By Directors, Officers and Five Persons (or More) Shareholders."

  MALCOLM P. BURKE, age 56, has been a director of the Company since November of 1990. Mr. Burke was also a director of IEL (Singapore) Pte. Ltd., the Company's Singapore subsidiary, from December of 1995 through July of 1997. Mr. Burke served as CEO of the Company from November 30, 1992 until September 30, 1996 and served as President of the Company from November 29, 1990 until June 17, 1997. Mr. Burke also served as an officer and director of the Company's operating subsidiary prior to its amalgamation with the Company on June 17, 1997. Mr. Burke was previously associated with Royal LePage Ltd. as a stockholder and investment broker. Mr. Burke is a director of JPY Holdings LTD., a public company traded on the Vancouver Stock Exchange and President and CEO of Sopo Investments, Ltd., a private investment holding company.

  ANTHONY P. CLEMENTS, age 52, has been a director of the Company since March of 1992. Mr. Clements is an investment banker with Yorkton Securities, based in London, England. From 1994 to March, 1998 he was an investment banker with
T. Hoare & Co. Mr. Clements also served as a director of the Company's operating subsidiary from August 10, 1995 until its amalgamation with the Company on June 17, 1997. Prior to 1994, Mr. Clements was an investment banker for Rickets & Co., also based in London. Mr. Clements has also managed the North American portfolio of Postel Investment Management (pension fund managers for both the Post Office and British Telecom) from 1973 until 1987, and has worked in areas of corporate finance since 1987.

  BRIAN DEESON, age 52, is the President and Chief Executive Officer of Century International Hotels as well as Lai Sun Hotels International. He is responsible for the overall corporate management of Century Hotels & Resorts Asia-Pacific and Lai Sun Hotel's other hotel interests and investments. From 1987 to 1989, Mr. Deeson was responsible for the expansion of Radisson Hotels Pty. Ltd. in Australasia. In 1989, Mr. Deeson established Century International Hotels in Hong Kong, where he remains today. Mr. Deeson is on the board of directors of Lai Sun Hotels International Limited, a company listed on the Hong Kong Stock Exchange.

  LAURENCE S. GELLER, age 50, has been a Director of the Company since September 30, 1996. Mr. Geller has also served as the Company's Chairman since September 30, 1996 and served as the Company's CEO from September 30, 1996 to June 17, 1997. Mr. Geller also served as a director of the Company's operating subsidiary from November 4, 1996 until its amalgamation with the Company on June 17, 1997. Mr. Geller currently is President and CEO of Strategic Hotel Capital Incorporated, a Chicago based hospitality and investment firm. Mr. Geller is also Chairman of Geller & Co., a Chicago based hospitality, finance and consulting firm, which Mr. Geller formed in 1989. Prior to forming Geller & Co. in 1989, Mr. Geller was chief operating officer of Hyatt Development Corporation. Mr. Geller is also a director of Vistana, Inc. and Sunstone Hotel Investors, Inc.

  PHILLIP GORDON, age 54, has been a director of the Company since December 6, 1996. Mr. Gordon is a partner in the Chicago law firm of Altheimer & Gray, where he has practiced law for 26 years. Altheimer & Gray has acted as lead corporate and securities counsel to the Company since March 1996. Mr. Gordon is admitted to practice law in New York and Illinois.

  AMNON SHIBOLETH, age 54, has been a director of the Company since October 17, 1997. Mr. Shiboleth is a partner at Shiboleth, Yisraeli, Roberts & Zisman, LLP, a New York and Israeli based law firm, where Mr. Shiboleth has practiced international and corporate law for 25 years. Mr. Shiboleth is admitted to practice law in New York and Israel.

  GORDON STEVENSON, age 52, has been CEO and President of the Company since June 17, 1997. Mr. Stevenson served as Managing Director of the Company's principal operating subsidiary from June 9, 1995 until November 4, 1996 when he became president of the operating subsidiary. Mr. Stevenson also served as a director of the Company's operating subsidiary from August 10, 1995 until its amalgamation with the Company on June 17, 1997. From 1991 to 1993, Mr. Stevenson was president of Intrico, a joint venture between Marriott, Hilton, AMR Corporation and Budget Car Rental. Between 1993 and June 9, 1995, Mr. Stevenson operated his own management consulting group, assisting international travel and leisure companies with strategic business planning. Prior to his work at Intrico, Mr. Stevenson served as vice president of Sales and Marketing for Hyatt International Corporation and Director of Sales and Marketing for Europe and the Middle East for Holiday Inns.

  The Company is not aware of any arrangements or understandings between any of the individuals named above and any other person pursuant to which any of the individuals named above were selected as a director and/or executive officer. The Company is not aware of any family relationship among the officers and directors of the Company or its subsidiaries. The only arrangement with respect to members of the Board of which the Company is aware is the right of the HIIC Entities to appoint directors to the Board pursuant to Bye-Law 54B of the Company's Bye-Laws.

             OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

MEETINGS; COMPENSATION

  There were four meetings of the Board held during the fiscal year ended December 31, 1997. With the exception of Mr. Deeson who missed two meetings of the Board, none of the directors attended less than 75% of the aggregate number of meetings of the Board or the committees on which they served. Pursuant to the Company's Bye-Laws, the Board consists of 10 directors. Upon the election of the nominees proposed herein, one director will be a salaried employee of the Company and one director will be principal of a consulting firm, Geller & Co., which is compensated by the Company for services rendered to the Company. As discussed above, the HIIC Entities currently have the right to appoint three of the 10 directors. See "Election of Directors."

  At the December 6, 1996 meeting of the Board, the Board adopted an option plan covering 500,000 shares of Common Stock for members of the Board (the "Director Option Plan"). Pursuant to the Director Option Plan, all directors holding office at December 10th of each year automatically were granted options for the purchase of

10,000 shares of Common Stock at the trading price on such day. On October 17, 1997, the Board approved an amendment to the Director Option Plan changing the grant date to the date of the first meeting of the Board following the Company's Annual General Meeting of Shareholders. Options granted pursuant to the Director Option Plan have a 10 year term. On October 17, 1997, each of the directors of the Company were awarded options for the purchase of 10,000 shares, at an exercise price of $3.6875 and an expiration date of October 17, 2007. All of the directors of the Company are reimbursed for out-of-pocket expenses. The directors of the Company receive no other compensation.

EXECUTIVE COMMITTEE

  The Executive Committee of the Board consists of Messrs. Boushy, Geller and Stevenson. The principal functions of the Executive Committee are to exercise the power of the Board in the management of the business and affairs of the Company with certain exceptions. The executive committee held six meetings during the fiscal year ended December 31, 1997.

AUDIT COMMITTEE

  The Audit Committee of the Board consists of Messrs. Burke and Shiboleth and Ms. Wormser. The principal functions of the Audit Committee are to make recommendations to the Board regarding its independent auditors to be nominated for election by the shareholders and to review the independence of such auditors, to approve the scope of the annual audit activities of the independent auditors, to approve the audit fee payable to the independent auditors and to review such audit results.

COMPENSATION COMMITTEE

  The Compensation Committee is currently comprised of Messrs. Atwood, Gordon and Shiboleth. The Compensation Committee held one meeting during the fiscal year ended December 31, 1997. For information on the duties and actions of the Compensation Committee, see "Report on Compensation."

     SECURITY OWNERSHIP BY DIRECTORS, OFFICERS AND FIVE PERCENT (OR MORE)
                                 SHAREHOLDERS

  As of April 2, 1998, based on information supplied to the Company, IEL's directors and executive officers as a group may be deemed to own beneficially (including shares purchasable upon exercise of stock options, exercisable within 60 days) 4.8% of the outstanding shares of Common Stock. To the knowledge of the directors and officers of the Company, the following directors and officers of the Company and owners of five percent (or more) of the outstanding Common Stock beneficially own the shares of Common Stock set forth below.

                                       AMOUNT AND NATURE OF
      NAME                             BENEFICIAL OWNERSHIP PERCENT OF CLASS(1)
      ----                             -------------------- -------------------
      Gordon Stevenson................            --                --
      Laurence S. Geller(2)...........        420,000               2.0%
      Malcolm P. Burke(3).............        360,500               1.7%
      Anthony P. Clements(4)..........        120,000                 *
      Phillip Gordon(5)...............         25,000                 *
      Amnon Shiboleth.................         10,000(10)             *
      John M. Boushy(6)...............         10,000(10)             *
      Charles L. Atwood(7)............         10,000(10)             *
      Brian Deeson....................         10,000(10)             *
      Judy Wormser(8).................         10,000(10)             *
      Michael Irwin...................         61,716                 *
      Kathleen Seymour................            --                --
      Directors and Officers as a
       Group (12 individuals).........      1,037,216               4.8%
      Harrah's Interactive Investment
       Company(9).....................      6,886,915              32.1%

--------
  * Less than 1%
 (1) Percent of class is determined by dividing the number of shares beneficially owned by the outstanding number of shares of the Company decreased by the 3,525,000 shares held in escrow which are subject to an irrevocable proxy and an agreement not to vote the shares, and increased by options for 1,280,000 shares which are currently exercisable.
 (2) Of the 420,000 shares of Common Stock listed, 200,000 are shares of Common Stock beneficially owned by Mr. Geller and 200,000 shares are issuable pursuant to options which are currently exercisable. Such shares and options were issued and granted, respectively, to Geller & Co., of which Mr. Geller is Chief Executive Officer, in connection with Geller & Co.'s services to the Company as consultant. In addition, Mr. Geller has options for the purchase of 20,000 shares of Common Stock, which are currently exercisable, and which were issued to Mr. Geller as compensation as a director of the Company pursuant to the Director Option Plan. Does not include options for 1,000,000 shares issued to Geller & Co., of which Mr. Geller is principal, which were not exercisable as of April 2, 1998.
 (3) Includes 500 shares of Common Stock owned by Mr. Burke's wife and 40,000 shares of Common Stock over which Mr. Burke has shared voting and investment power. Also includes options to purchase 300,000 shares of Common Stock held by Sopo Investments, Ltd., a British Columbia corporation, which is wholly owned by Mr. Burke ("Sopo") which are currently exercisable. Also includes options for 20,000 shares of Common Stock, which are currently exercisable, held by Mr. Burke which were issued to Mr. Burke as a director of the Company pursuant to the Director Option Plan.
 (4) Does not include 1,000,000 of the shares of Common Stock owned of record by Mr. Clements which are subject to an irrevocable proxy in favor of First Tennessee-Bank and an agreement by First Tennessee- Bank not to vote such shares under any circumstances. Includes options to purchase 100,000 shares of Common Stock held by Mr. Clements, which are currently exercisable. Also includes options to purchase 20,000 shares of Common Stock, which are currently exercisable, and which were issued to Mr. Clements as a director of the Company pursuant to the Directors Option Plan. Does not include 333,333 shares of Common Stock which are held in trust, for which Mr. Clements is neither trustee nor beneficiary, and as to which Mr. Clements disclaims beneficial ownership.
 (5) Includes options to purchase 20,000 shares of Common Stock, which are currently exercisable, and which were issued to Mr. Gordon as compensation as a director of the Company pursuant to the Director Option Plan.
 (6) Does not include 6,886,915 shares of Common Stock held by HIIC, which is a wholly owned subsidiary of Harrah's Entertainment Inc., a Nevada corporation ("HEI"). Mr. Boushy is Vice President of HIIC and is Senior Vice President of HEI. Mr. Boushy serves on the Board as a designee by the HIIC Entities pursuant to the Company's Bye-Laws.
 (7) Does not include 6,886,915 shares of Common Stock held by HIIC a wholly owned subsidiary of HEI. Mr. Atwood is Vice President and Treasurer of HEI. Mr. Atwood serves on the Board as a designee by the HIIC Entities pursuant to the Company's Bye-Laws.
 (8) Does not include 6,886,915 shares of Common Stock held by HIIC a wholly owned subsidiary of HEI. Ms. Wormser is Vice President and Controller of HEI. Ms. Wormser serves on the Board as a designee by the HIIC Entities pursuant to the Company's Bye-Laws.
 (9) Harrah's Interactive Investment Company's address is 1023 Cherry Road, Memphis, Tennessee 38117.
(10) Issued on October 17, 1997 pursuant to the Company's Director Option Plan, which options are currently exercisable.

                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation for services in all capacities to the Company for the three most recently completed fiscal years in respect of each of the individuals who served as the Chief Executive Officer during the last completed fiscal year and those individuals who were, as of December 31, 1997, the executive officers of the Company whose individual total compensation for the most recently completed financial year exceeded $100,000 (collectively, "the Named Executive Officers") including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                      ANNUAL COMPENSATION       COMPENSATION AWARDS
                                  ---------------------------  -----------------------
                                                                            SECURITIES
                          FISCAL                 OTHER ANNUAL  RESTRICTED   UNDERLYING
        NAME AND           YEAR   SALARY  BONUS  COMPENSATION    STOCK       OPTIONS
   PRINCIPAL POSITION     ENDED     ($)    ($)       ($)       AWARDS (#)      (#)
   ------------------    -------- ------- ------ ------------  ----------   ----------
Laurence S. Geller...... 12/31/97     --     --    $ 25,000(2)      --      1,010,000
 CEO and Chairman(1)     02/28/97     --     --      60,000     200,000(3)    210,000
                         02/29/96     --     --       5,000         --            --
Gordon Stevenson........ 12/31/97 135,813 12,500        390(4)      --        358,000
 President and CEO(1)    02/28/97 150,000 20,000    125,186         --            --
                         02/29/96  34,904    --      90,304         --            --
Malcolm P. Burke........ 12/31/97  67,500    --      53,600(5)      --        210,000
 President(1)            02/28/97  85,000  7,500        --          --         10,000
                         02/29/96  60,000    --         --          --        300,000
Michael Irwin........... 12/31/97  49,193    --      70,103(6)      --        100,000
 Assistant Secretary     02/28/97     --     --     147,941         --            --
                         02/29/96     --     --      81,703         --            --
Kathleen Seymour........ 12/31/97  24,715    --      77,700(7)      --        102,000
 Director of Business    02/28/97     --     --     133,200         --            --
 Development             02/29/96     --     --      66,600         --            --

--------
(1) Mr. Stevenson has been CEO and President since June 17, 1997. Mr. Geller served as CEO of the Company from September 30, 1996 to June 17, 1997. Mr. Burke served as President until June 17, 1997.

(2) Includes monthly cash retainer of $5,000 paid by the Company to Geller & Co., of which Mr. Geller is principal. This arrangement ended July 1997 and was replaced with an agreement to pay to Geller & Co. $100,000 per year as compensation for Mr. Geller's services as Chairman of the Company. The Company and Geller & Co. agreed that such payments could be deferred until such time as the Company was generating adequate cash flows to pay the cash amounts. This has been accrued for the five months, August through December 1997, at $8,333.33 per month, none of which has been paid at December 31, 1997 or included above.

(3) Pursuant to the Company's retainer agreement with Geller & Co., of which Mr. Geller is principal, Mr. Geller received a restricted stock award for 100,000 shares of Common Stock to vest in three equal tranches each six months. Also, pursuant to its retainer agreement, Geller & Co. received a grant award of 100,000 shares of Common Stock which was to vest upon the completion of a major financing. Subsequent to the year end, the Board determined that the Company's merger with a direct and indirect subsidiary constituted a major financing and that, as of June 17, 1997, all 200,000 shares of Common Stock would vest.

(4) Mr. Stevenson was retained as a consultant from July 1995 through November 1995 with compensation of $75,000. Also included in other compensation is moving expenses of $100, $124,891 and $15,304 for fiscal years ending December 31, 1997, February 28, 1997 and February 29, 1996, respectively. Financial counseling for $290 and $295 for years ending December 31, 1997 and February 28, 1997, respectively is also included.

(5) Includes an amount paid to Sopo Investments, Ltd. upon termination of a management agreement.

(6) Mr. Irwin was retained as a consultant from August 1995 through June 1997 and became an employee of the Company on July 1, 1997.

(7) Ms. Seymour was retained as a consultant from September 1995 through September 1997. She became an employee of the Company on October 1, 1997.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                          PERCENT OF                                   ANNUAL RATES OF
                            NUMBER OF    TOTAL OPTIONS                                   STOCK PRICE
                           SECURITIES     GRANTED TO                                    APPRECIATION
                           UNDERLYING    EMPLOYEES IN  EXERCISE OR                     FOR OPTION TERM
                         OPTIONS GRANTED    FISCAL     BASE PRICE     EXPIRATION    ---------------------
NAME                           (#)           YEAR        ($/SH)          DATE           5%        10%
----                     --------------- ------------- ----------- ---------------- ---------- ----------
Laurence S. Geller......       10,000(1)        *        $3.6875   October 17, 2007 $   23,190 $   58,769
Laurence S. Geller......    1,000,000(2)     38.1%       $3.0000   May 29, 2007     $1,886,684 $4,781,227
Gordon Stevenson........      358,000(3)     13.6%       $3.0000   August 5, 2007   $  675,433 $1,711,679
Michael Irwin...........      100,000(3)      3.8%       $3.0000   August 5, 2007   $  188,668 $  478,123
Kathleen Seymour........      102,000(3)      3.9%       $3.7500   October 1, 2007  $  240,552 $  609,606
Malcolm P. Burke........      200,000(3)      7.6%       $3.0000   May 29, 2007     $  377,337 $  956,245
Malcolm P. Burke........       10,000(1)        *        $3.6875   October 17, 2007 $   23,190 $   58,769

--------
  * Less than 1%
(1) Options granted to each director of the Company pursuant to the Director Option Plan on October 17, 1997.
(2) Options granted to Geller & Co. under the Management Incentive Plan.
(3)Options granted to employees under the Management Incentive Plan.

                         FISCAL YEAR-END OPTION VALUES

  No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997. No options listed in this table were in-the-money at the end of the fiscal year ended December 31, 1997.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED
                                                         OPTIONS AT FY-END(#)
                                                       -------------------------
      NAME                                             EXERCISABLE UNEXERCISABLE
      ----                                             ----------- -------------
      Laurence S. Geller(1)...........................       --      1,000,000
      Laurence S. Geller(2)...........................   200,000           --
      Laurence S. Geller(3)...........................    20,000           --
      Gordon Stevenson(4).............................       --        358,000
      Michael Irwin(4)................................       --        100,000
      Kathleen Seymour(4).............................       --        102,000
      Malcolm P. Burke(5).............................   300,000           --
      Malcolm P. Burke(4).............................       --        200,000
      Malcolm P. Burke(3).............................    20,000           --

--------
(1) Options issued to Geller & Co. pursuant to the Management Incentive Plan.
(2) Options issued to Geller & Co. pursuant to the 1996 Stock Program.
(3) Options issued pursuant to the Director Option Plan.
(4) Options issued pursuant to the Management Incentive Plan.
(5) Options issued to Sopo Investments, Ltd. pursuant to the 1996 Stock
    Program.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 31, 1997, Malcolm P. Burke and Laurence S. Geller participated in deliberations of the Board concerning executive officer compensation. Each removed themselves from any deliberations or votes affecting their direct or indirect compensation. For a discussion of transactions between the aforementioned executive officers and the Company, see "Certain Relationships and Related Transactions."

                            REPORT ON COMPENSATION

COMPENSATION OF GORDON STEVENSON

  Mr. Stevenson served as President and a Director of the Company's primary operating subsidiary until the June 17, 1997 merger of the Company with the operating subsidiary. The operating subsidiary was managed by the HIIC Entities and Mr. Stevenson received a salary from the HIIC Entities at the rate of $155,000 annually. Mr. Stevenson also received a cash bonus of $12,500. The HIIC Entities were reimbursed by the

Company for both salary and bonus payments. Upon completion of the Company's merger with its operating subsidiary, Mr. Stevenson was appointed President and Chief Executive Officer of the Company at an annual salary of $165,000.

  In addition to cash compensation, Mr. Stevenson was granted options for the purchase of 358,000 shares of Common Stock at $3.00 per share pursuant to the Management Incentive Plan.

COMPENSATION OF LAURENCE S. GELLER

  Laurence S. Geller served as Chief Executive Officer of the Company from September 30, 1996 until June 17, 1997. During the entire fiscal year ended December 31, 1997, Geller & Co., a consulting firm of which Mr. Geller is Chief Executive Officer, served as a consultant to the Company. Mr. Geller's only compensation for his services to the Company as Chairman and Chief Executive Officer were made pursuant to the Company's retainer agreement with Geller & Co. for consulting services. Pursuant to the retainer agreement, Geller & Co. received a cash retainer of $5,000 per month. Geller & Co. also received options for the purchase of 1,000,000 shares of Common Stock at $3.00 per share pursuant to the Management Incentive Plan. The retainer agreement also provided for two stock grants of 100,000 each shares of common stock. Pursuant to Geller & Co.'s retainer agreement, 100,000 shares of Common Stock were to vest in three equal tranches each six months, provided Geller & Co. was not terminated for cause. Also pursuant to Geller & Co.'s retainer agreement, 100,000 share of Common Stock were to vest upon the occurrence of a major financing. Prior to June 17, 1997, the Board determined the Company's merger with its operating subsidiary constituted a major financing and that the entire 200,000 share grant would vest upon the consummation of such merger. See "Certain Relationships and Related Transactions--Geller & Co. Consulting Agreement."

COMPENSATION OF MALCOLM P. BURKE

  Malcolm P. Burke served as President until June 17, 1997. During his tenure as President, Mr. Burke was compensated for his services to the Company, by Sopo Investments, Ltd. ("Sopo"), a corporation wholly owned by Mr. Burke. Sopo received management fees as compensation from the Company for providing the services of Mr. Burke. The compensation received by Sopo, and Mr. Burke indirectly in the fiscal year ended December 31, 1997, was intended by the Board to be comparable to that provided to similarly situated executive officers at similarly situated companies in the industry.

  In addition to cash compensation, pursuant to the 1996 Stock Program, Sopo was granted options for the purchase of 300,000 shares of Common Stock at $3.00 per share on February 29, 1996. The option grant replaced options for 207,800 shares of Common Stock at an exercise price of $5.53 per share. The options for 207,800 shares issued to Sopo have been canceled. Mr. Burke was granted options for the purchase of 200,000 shares of Common Stock at $3.00 per share pursuant to the Management Incentive Plan.

THE MEMBERS OF THE BOARD OF DIRECTORS DURING THE FISCAL YEAR ENDED DECEMBER 31, 1997

  Charles L. Atwood
  John M. Boushy
  Malcolm P. Burke
  Anthony P. Clements
  Brian Deeson
  Deborah Fortescue-Merrin
  Laurence S. Geller
  Phillip Gordon
  James P. Grymyr
  Amnon Shiboleth
  Gordon Stevenson
  Judy Wormser

                               PERFORMANCE GRAPH

  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN ON COMMON SHARES
         OF THE CORPORATION AND THE NASDAQ NATIONAL MARKET STOCK INDEX
         BASED ON A $100 INVESTMENT ASSUMING REINVESTMENT OF DIVIDENDS

                            Date      IEL        Nasdaq
                          --------    ---        ------
                          12-31-92    100          100
                          12-31-93    155          115
                          12-30-94    185          112
                          12-29-95     90          159
                          12-31-96    123          195
                          12-31-97     94          240

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Geller & Co. Consulting Arrangement. Geller & Co., of which Laurence Geller was Chairman and CEO, performed consulting services for the Company throughout 1996 and 1997 pursuant to a retainer agreement. The retainer agreement with the Company was for 18 months and terminated August, 1997. The retainer agreement provided for a monthly cash retainer of $5,000. The retainer agreement, as amended, also provided for a grant of 200,000 shares of Common Stock to vest upon the closing of a major financing. The Board determined that the consummation of the amalgamation of one of the Company's wholly-owned subsidiaries and its 80% owned subsidiary with and into the Company, which occurred effective June 17, 1997, constituted a major financing, and, consequently, the 200,000 shares have vested. Pursuant to Geller & Co.'s retainer agreement, a grant of options for 200,000 shares of Common Stock with a share price of $3.00 per share and a term of 10 years was also made to Geller & Co. as compensation for the consulting services under the retainer agreement.

  Laurence Geller Compensation. The Company agreed to pay to Geller & Co. $100,000 per year as compensation for Mr. Geller's services as Chairman of the Company. The Company and Geller & Co. agreed that such payments could be deferred until such time as the Company was generating sufficient revenues to have adequate cash flows to pay the cash amounts. In addition, in consideration of Geller & Co.'s providing Mr. Geller's continuing service as non-executive Chairman of the Board, the Company has granted to Geller & Co. options for the purchase of 1,000,000 shares of Common Stock, pursuant to the Management Incentive Plan (the "MIP"). The cash and stock option arrangements with Geller & Co. were entered into to assure that the interests of Geller & Co. continue to be aligned with the interests of the Company. It was the judgment of the Board of Directors that Mr. Geller's relationships in the travel and lodging industry would be extremely valuable to the Company in expanding its relationships with airlines and other transportation companies. The options for the purchase of 1,000,000 share vest, on an accelerated basis, in four tranches, contingent upon the stock price reaching certain targets. 10% of the options granted vest on the 20th consecutive day on which the fair market value of the common Stock is at or above $5.00 per share. 20% of the options granted vest on the 20th consecutive day on which the fair market value is at or above $7.00 per share. 30% of the options granted vest on the 20th consecutive day on which the fair market value of the Common Stock is at or above $9.00 per share. 40% of the options granted vest on the 20th consecutive day on which the fair market value of the Common Stock is at or above $12.00 per share. All options under the option grant vest on the tenth anniversary of the grant, in all cases.

  Retention of Altheimer & Gray. Altheimer & Gray, a Chicago-based international law firm, was retained by the Company as lead corporate and securities counsel in March of 1996. Phillip Gordon, a director of the Company and a nominee for director to be elected at the Annual General Meeting, is a partner of Altheimer & Gray. Amounts paid to Altheimer & Gray constitute less than one percent of the firm's annual revenues.

  Redemption Agreement. As of April 30, 1997, pursuant to Redemption Agreements (the "Redemption Agreements"), the Company issued to Dr. Rex E. Fortescue, formerly a director of the Company, and Anthony P. Clements, a director of the Company, 175,000 and 333,333 shares of Common Stock, respectively, as consideration for Messrs. Fortescue's and Clement's agreement to tender for cancellation by the Company 1,525,000 shares of Common Stock (of which 525,000 are owned by Dr. Fortescue and 1,000,000 are owned by Mr. Clements) which are held in an escrow pursuant to a performance earn-out provision, and cancelled only if such shares are released from the escrow for any reason whatsoever.

  Redemption and Cancellation Agreement. As of April 30, 1997, pursuant to a Redemption and Cancellation Agreement (the "Redemption and Cancellation Agreement") between the Company and Sky Games International Inc., a Nevada corporation ("SGII"), the Company forgave the outstanding balance of a note made by SGII (87% of the outstanding stock of which was owned by James P. Grymyr, a former director of the Company, and his wife) to the Company in the approximate amount of $549,651, and issued to SGII 80,590 shares of Common Stock, as consideration for SGII's agreement to tender 2,000,000 shares of Common Stock it owns which are held in an escrow pursuant to a performance earn-out provision for cancellation by the Company and cancelled only if such shares are released from the escrow for any reason whatsoever.

  Grymyr Consulting. Additionally, as of April 30, 1997, the Company and Mr. Grymyr entered into a consulting agreement (the "Consulting Agreement") whereby Mr. Grymyr will provide consulting services to the Company as requested by the Company from time to time. Under the terms of the Consulting Agreement, the Company has issued to Mr. Grymyr 586,077 shares of Common Stock as consideration for all such past and future consulting services.

  Amalgamations. Pursuant to a Plan and Agreement of Merger and Amalgamation, dated as of May 13, 1997 (the "Amalgamation Agreement"), the Company's then wholly-owned subsidiary SGI Holding Corporation Limited, a Bermuda exempted company ("SGIHC"), amalgamated with and into its 80% owned subsidiary, then known as Interactive Entertainment Limited, a Bermuda exempted company ("Operating Sub"). The Amalgamation Agreement is between the Company, Operating Sub, SGIHC and HIIC, the former owner of 20% of the outstanding stock of Operating Sub. Pursuant to the Amalgamation Agreement, Operating Sub amalgamated with and into SGIHC and thereafter SGIHC amalgamated with and into the Company (the "Amalgamations"). As a result of the Amalgamation of Operating Sub and SGIHC, the outstanding shares of Operating Sub common stock held by HIIC were converted into 5,879,040 shares of Common Stock. Pursuant to the Amalgamation Agreement, HIIC and its affiliates were provided, through certain amendments to the Bye-Laws of the Company, which were approved at the Special General Meeting of Shareholders of the Company held June 16, 1997, with the right to appoint persons (the "HIIC Appointees") to the Board and to specified committees in a number generally proportionate to their share holdings. Additionally, the HIIC Entities, as shareholders, and the HIIC Appointees were provided, pursuant to the Amalgamation Agreement, with the right to approve specified significant corporate actions by the Company for as long as the ownership of Common Stock by the HIIC Entities is in excess of 20% (10% in some cases) of the outstanding voting shares computed on a fully-diluted basis.

  HIIC Funding Agreement. On May 13, 1997, the Company entered into a Funding Agreement with HIIC (the "Funding Agreement"), which provided for a revolving loan commitment by HIIC to IEL in a principal amount of up to $1,000,000 (the "HIIC Loan"). The outstanding principal amounts and any accrued and unpaid interest of the HIIC Loan was automatically converted into 1,007,875 shares of Common Stock at a conversion price of $1.00 per share upon consummation of the Amalgamations. 1,000,000 shares of Common Stock were issued to HIIC on June 17, 1997 and the 7,875 for accrued and unpaid interest were issued to HIIC on July 21, 1997. In addition, pursuant to the Funding Agreement, for 90 days following June 17, 1997, the Company had the right, under certain circumstances, to request HIIC to purchase up to 650,000 shares of Common Stock at a price of $1.00 per share (the "HIIC Equity Commitment") to provide working capital for the Company. However, the Company did not exercise its rights with respect to the 650,000 shares in connection with the HIIC Equity Commitment. The total number of shares owned by HIIC is 6,886,915.

  HIIC Continuing Services. Subsequent to and in connection with the Amalgamations, the Company entered into a Continuing Services Agreement with HIIC (the "Continuing Services Agreement"). Pursuant to the Continuing Services Agreement, the Company receives administrative support services from the HIIC Entities. Under the terms of the Continuing Services Agreement, the Company paid to an affiliate of HIIC $101,000 for its fiscal year ended December 31, 1997, or approximately $15,000 per month.

  Lease Arrangement with HIIC Affiliate. On June 5, 1997 the Company entered into an agreement to lease office space from an affiliate of HIIC (the "Office Lease"), and to purchase certain leasehold improvements from such HIIC affiliate. The Company paid $75,000 to the lessor under such Office Lease for its fiscal year ended December 31, 1997.

  HIIC License Agreement. On June 17, 1997, in connection with the Amalgamations, the Company also entered into a Software License Agreement with HIIC (the "License Agreement"). The License Agreement is a fully-paid, perpetual world-wide license to the HIIC Entities to use the Company's gaming technology in non-competitive uses in traditional casino venues which the HIIC Entities own, operate or manage. The License Agreement includes source codes for the Company's gaming software, and neither party to the License Agreement has any obligation to share or provide any improvements or modifications with the other party.

  HIIC Registration and Preemptive Rights. Also on June 17, 1997 and in connection with the Amalgamations, the Company entered into a Registration and Preemptive Rights Agreement with HIIC (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the HIIC Entities have two demand registration rights to cause the Company to register the Common Stock owned by the HIIC Entities. Prior to June 30, 1998, no such demand registration can be brought for a number of shares in excess of one million shares unless the Company receives the opinion of its investment banker that the trading price of the Common Stock would not fall by more than 25% for more than 15 consecutive trading days as a result of such sale, in which case a demand could be brought with respect to up to such number of shares of Common Stock as would not cause the market price to fall below such level. Each such offering is required to be underwritten on a firm commitment basis by an underwriter chosen by the Company. Pursuant to the Registration Rights Agreement, until the earlier of when the HIIC Entities own less than 5% of the outstanding voting shares of the Company on a fully-diluted basis, the HIIC Entities have customary piggy-back registration rights to include their shares of Common Stock in registered offerings by the Company. Pursuant to the Registration Rights Agreement, the HIIC Entities have the right to purchase securities offered by the Company for as long as the HIIC Entities own 20% or more of the outstanding Common Stock on a fully-diluted basis at the same price and terms such securities are otherwise being offered. The HIIC Entities also have the right for as long as the HIIC Entities own 20% or more of the outstanding voting shares on a fully-diluted basis to participate on a proportionate basis in any non-pro rata stock repurchases or redemptions conducted by the Company. Additionally, at any time that the HIIC Entities own less than 10% of the outstanding voting shares, on a fully-diluted basis, the Company has the right to cause the HIIC Entities to sell their voting shares pursuant to a registered sale, and the HIIC Entities have the right to cause the Company to file a registration statement to sell their voting shares in the event of any change in or conduct of the business or proposed business of the Company or any of its subsidiaries or any other action or inaction of the Company or any of its subsidiaries which would jeopardize the HIIC Entities' gaming and related licenses or the if Company does not redeem a "Disqualified Holder" (as defined in and pursuant to the Company's Bye-Laws) of its securities, in each case at the Company's expense without being subject to the limitations on demand rights set forth above.

  HIIC Shareholder Rights Agreement. Also on June 17, 1997, in connection with the Amalgamations, the Company entered into a Shareholder Rights Agreement (the "Shareholder Rights Agreement") with HIIC. Pursuant to the Shareholder Rights Agreement, the Company has agreed that for so long as the HIIC Entities own 20% or more of the outstanding voting shares on a fully-diluted basis, any of the following actions by the Company require the approval of the majority of the Board and HIIC Appointees: (i) the sale of all or any material portion of the assets of the Company together with its subsidiaries; (ii) the incurrence, renewal, prepayment or amendment of the terms of indebtedness of the Company together with its subsidiaries in excess of $5 million in any one fiscal year; (iii) the Company or any of its subsidiaries entering into any material joint venture or partnership arrangement outside of its previously approved scope of business; (iv) any material acquisition of assets by the Company or any of its subsidiaries, including by lease or otherwise (other than by merger, consolidation or amalgamation) other than pursuant to a previously approved budget or plan, or the acquisition by the Company or any of its subsidiaries of the stock of another entity, in each case involving an acquisition valued at $5 million or more; (v) any material change in the nature of the business conducted by the Company or any of its subsidiaries;
(vi) any material amendments to the MIP for 12 months following the Amalgamations; (vii) any material changes in accounting policies; (viii) the adoption of any stock option plans for greater than 5% of the then outstanding Common Stock of the Company on a fully-diluted basis, other than the MIP, in any one fiscal year; and (ix) the creation or adoption of any shareholder rights plan. For so long as the HIIC Entities own 10% or more of the outstanding voting shares on a fully-diluted basis, any of the following actions by the Company require the approval of the majority of the Board and the HIIC Appointees; (x) any change in or conduct of the Company's business or proposed business, or (y) any action or inaction of or by the Company or any of its subsidiaries' which the HIIC Entities determine in their reasonable business judgment would result in, in the case of either (x) or (y), any actual or threatened disciplinary action or any actual or threatened regulatory sanctions with respect to or affecting the loss of, or the inability to obtain or failure to secure the reinstatement of, any registration, certification, license or other regulatory approval held by the HIIC Entities in any jurisdiction in which the HIIC Entities are actively conducting business or as to which any of them has received final approval or authorization to proceed, even on a preliminary basis, from its respective board of directors (or any appropriate committee established by such board of directors) of plans to conduct business (each such change, conduct, action or inaction a "Disqualifying Action"); provided, the reasonable business judgment to be exercised by the HIIC Entities in determining whether a Disqualifying Action has occurred or would result need not involve any consideration of the effect of the Disqualifying Action on the Company alone or together with its subsidiaries because the purpose of the protections afforded by the determination of a Disqualifying Action is for the benefit of the separate businesses and investments of the HIIC Entities.

  HIEC Management Agreement. During the fiscal year ended December 31, 1997, the Company and the Company's indirect operating subsidiary, Operating Sub, were party to a Management Agreement (the "Management Agreement") with Harrah's Interactive Entertainment Company, a Nevada corporation and an affiliate of HIIC ("HIEC"). Pursuant to the Management Agreement, the Operating Sub was required to pay $36,000 in management fees to HIEC, as well as $143,000 in additional charges, during the last fiscal year ending December 31, 1997. The Management Agreement was terminated in conjunction with the Amalgamations.

  License Agreement. In June, 1996, Operating Sub entered into a Sublicense Agreement with the HIIC Entities under which certain technologies were licensed to Operating Sub. Payments to the HIIC Entities totaled $70,000 for the fiscal year ending December 31, 1997.

                            APPOINTMENT OF AUDITOR

                                 (PROPOSAL 2)

  Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the ratification of the appointment of Ernst & Young LLP as the auditor of the Company to hold office for the ensuing year at a remuneration to be negotiated by management and approved by the Board. The appointment of Ernst & Young LLP is considered necessary by the Company on account of the increasing importance of U.S. GAAP to the accounting practices and disclosures of the Company, which has resulted from the Company's recent change of its status from that of a foreign private issuer under Rule 3b-4, promulgated under the Exchange Act.

  Buckley Dodds, Charter Accountants, has resigned as independent Canadian auditors to the Company because of the expense of maintaining two independent auditors. Ernst & Young LLP has sufficient resources to prepare both Canadian GAAP and U.S. GAAP financials and maintenance of duplicative independent auditors is unnecessary. The decision to change accountants was recommended and approved by the Executive Committee of the Board. Buckley Dodds, Charter Accountants' reports on the financial statements for the past two years have not contained any adverse opinions or disclaimer of opinions and have not been qualified as to uncertainty, audit scope, or accounting principles. There have been no disagreements with Buckley Dodds, Charter Accountants during the two most recent fiscal years and any subsequent interim period. There are no other disclosures required to be made pursuant to Item 304(a) of Regulation S-K. Buckley Dodds, Chartered Accountants had, since June 30, 1992, acted as independent auditor for the Company.

  Representatives from Ernst & Young LLP are expected to be present at the Annual General Meeting to respond to questions. If representatives from Ernst & Young LLP so desire, they will be provided with the opportunity to make a statement at the Annual General Meeting.

                 EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

  GORDON STEVENSON, serves as Chief Executive Officer and President of the Company. For further information regarding his experience and positions with the Company, see page 3 of this proxy statement.

  DAVID LAMM, age 38, serves as Chief Financial Officer, Treasurer and Secretary of the Company. Prior to joining the Company, Mr. Lamm was Vice President of Finance at McKesson Corporation's Information Technologies and Capital Investments Divisions from March, 1995 to July 1997. Prior to McKesson, from October, 1993 to February, 1995, Mr. Lamm served as Chief Financial Officer and Treasurer at 3Net Systems, a publicly traded software development company specializing in client/server applications for the health care industry. Previously, Mr. Lamm served as Vice President of Finance for the Travel Services Division of AMR Information Services, Inc., a wholly-owned subsidiary of AMR Corporation.

  MICHAEL IRWIN, age 53, has served as Assistant Secretary and Controller of the Company since June 17, 1997. From August, 1995 to June 17, 1997, Mr. Irwin served as Director of Finance and Administration for the Company's principal operating subsidiary. Prior to August, 1995, Mr. Irwin served in various accounting, finance and human resource management capacities with Holiday Inns, Inc, from 1975 through 1991. From 1992 to 1996, Mr. Irwin was an independent consultant.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  With the exception of one report that was filed two days late by Michael Irwin, an officer of the Company, regarding one transaction, no director, officer or beneficial owner of more than 10% of the any class of equity securities has failed to file reports required by Section 16(b) of the Exchange Act since the Company became subject to Section 16(b) of the Exchange Act on June 17, 1997. Prior to such time, the Company was a foreign private issuer pursuant to Rule 3b-4 promulgated under the Exchange Act. As a foreign private issuer and pursuant to Rule 3a12-3 promulgated under the Exchange Act, prior to June 17, 1997 the Company was exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act. Consequently, prior to June 17, 1997, directors, officers or beneficial owners of more than five percent of the any class of equity securities of the Company were not required to file reports under Section 16(a).

                            SOLICITATION OF PROXIES

  THE COST OF SOLICITING PROXIES WILL BE BORNE BY THE COMPANY. CUSTODIANS AND FIDUCIARIES WILL BE SUPPLIED WITH PROXY MATERIALS TO FORWARD TO BENEFICIAL OWNERS OF STOCK AND NORMAL HANDLING CHARGES WILL BE PAID FOR SUCH FORWARDING SERVICES.

                      SHARES SUBJECT TO IRREVOCABLE PROXY
                       AND AGREEMENT NOT TO VOTE SHARES

  3,525,000 shares of Common Stock are subject to an irrevocable proxy and an agreement not to vote, and will not be voted at the Annual General Meeting or at any subsequent general meeting of the shareholders of the Company. When the Company acquired the rights to its in-flight gaming software from SGII on November 7, 1991, a portion of the consideration was 3,000,000 shares of Common Stock which, according to then applicable requirements, were placed in escrow, to be released on the basis of one share for each U.S.$1.78 of net cash flow generated from the assets over a ten-year period (the "Performance Shares"). An additional 525,000 shares which were issued to Dr. Rex E. Fortescue, formerly a director of Sky Games, are held in the escrow on the same terms and are also included as Performance Shares. As part of certain agreements to allow the eventual redemption and cancellation of the 3,525,000 Performance Shares only when and if such Performance Shares should be released from the escrow, the holders of the Performance Shares issued an irrevocable proxy to First Tennessee-Bank, and First Tennessee-Bank entered into an agreement not to vote the Performance Shares at any general meeting of shareholders of IEL or otherwise. The irrevocable proxy and the agreement not to vote the Performance Shares will terminate upon the cancellation of the Performance Shares. Consequently, the 3,525,000 Performance Shares will not be voted at the Annual General Meeting or at any subsequent general meeting of the shareholders of the Company.

                                 OTHER MATTERS

  Management of the Company is not aware of any other matter to come before the meeting other than as set forth in the notice of meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders to be presented at the 1999 Annual General Meeting of Shareholders must be received by the Company no later than December 8, 1998, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

DATED: April 7, 1998.

                       INTERACTIVE ENTERTAINMENT LIMITED

        PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 14, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERACTIVE
                             ENTERTAINMENT LIMITED

  The undersigned hereby appoints Laurence Geller and Gordon Stevenson, or either of them, with full power of substitution, the undersigned's true and lawful attorneys and proxies to vote the shares of Common Stock of Interactive Entertainment Limited (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Company's offices located at 845 Crossover Lane, Suite D-215, Memphis, Tennessee on Thursday, May 14, 1998 at 9:00 a.m. central standard time, and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as indicated on this card for the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

  Unless otherwise instructed, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR approval of the matter set forth in Proposal 2.

                                    (Continued and to be signed on reverse side)
(Continued from reverse side)

  Please mark, sign and mail this proxy promptly in the enclosed envelope.
  1. Election of Director Nominees: Messrs. Burke, Clements, Deeson, Geller, Gordon, Shiboleth and Stevenson.
         [_] FOR       [_] WITHHELD          [_] FOR, except
         nominees      from nominees          vote withheld
                                              from the
                                              following
                                              nominee(s).
                                               --------------------------------

  2. Ratification of Appointment of Ernst & Young LLP as the Company's independent public accountants.
         [_] FOR       [_] AGAINST           [_] ABSTAIN
         approval      approval

                                             Dated: _____________________, 1998

                                             Signature: _______________________

                                             Capacity/Title: __________________

                                             Please sign the exact name of the
                                             shareholder as it appears hereon.
                                             If acting as administrator,
                                             trustee or in other
                                             representative capacity, please
                                             sign name and title. Please check
                                             mark, sign and mail this proxy
                                             promptly in the enclosed
                                             envelope.